UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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FIRST WAVE BIOPHARMA, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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First Wave BioPharma, Inc.
777 Yamato Road, Suite 502
Boca Raton, Florida 33431
(561) 589-7020
Dear Fellow Stockholder,	November 19, 2021
On behalf of the Board of Directors and management of First Wave BioPharma, Inc. (“we”, “us” and “our”), a Delaware corporation, you are invited to attend our 2021 Annual Meeting of Stockholders including any adjournment or postponement thereof (the “Annual Meeting”) to be held on December 17, 2021 at 9:00 A.M., Eastern Time and at any adjournment or postponement thereof, virtually via the Internet at www.virtualshareholdermeeting.com/FWBI2021.
Details of the business to be conducted at the Annual Meeting are described in this proxy statement. We have also made available a copy of our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”) with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business and services.
Your vote is important. Regardless of whether you plan to attend the Annual Meeting virtually, please read the accompanying proxy statement and then vote by internet, telephone or e-mail as promptly as possible. Returning your proxy will help us assure that a quorum will be present at the Annual Meeting and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the virtual Annual Meeting may vote during the virtual meeting, even if he or she has returned a proxy. Please refer to the “Voting” section contained within this proxy statement for instructions on submitting your vote. Voting promptly will save us additional expense in soliciting proxies and will ensure that your shares are represented at the Annual Meeting.
Our Board of Directors has unanimously approved the proposals set forth in the proxy statement and recommends that you vote in favor of each such proposal.
Sincerely,
/s/ James Sapirstein
JAMES SAPIRSTEIN
President, Chief Executive Officer and Chairman of the Board of Directors
If you have any questions or require any assistance in voting your shares, please call:
Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003
(833) 782-7196

NOTICE OF THE FIRST WAVE BIOPHARMA, INC.
ANNUAL MEETING OF STOCKHOLDERS
Date and Time	December 17, 2021 at 9:00 A.M., Eastern Time.

Place	Solely virtual via the Internet at www.virtualshareholdermeeting.com/FWBI2021.

Items of Business	1.
Election of six director nominees named in this proxy statement, each for a term of one year expiring at our 2022 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.
Approval to amend our Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of our common stock, par value $0.0001 (the “Common Stock”), by 25,000,000 shares to 50,000,000 shares;

	3.	Ratification of Mazars USA LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

	4.	Approval of the adjournment of the annual meeting to the extent there are insufficient proxies at the annual meeting to approve any one or more of the foregoing proposals.

Adjournments and Postponements
Any action on the items of business described above may be considered at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	November 9, 2021 (the “Record Date”). Only holders of record of our Common Stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.

Meeting Admission	You are invited to virtually attend the Annual Meeting if you are a stockholder of record or a beneficial owner of shares of our Common Stock as of the Record Date.

Availability of Proxy Materials	Our proxy materials and the Annual Report for the year ended December 31, 2020 are also available on the internet at: proxyvote.com.

Voting
If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the proxy card. Whether or not you expect to attend virtually, we urge you to vote your shares as promptly as possible by following the proxy card instructions attached to this Proxy Statement that you received in the mail so that your shares may be represented and voted at the Annual Meeting. Your vote is very important.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ James Sapirstein
Boca Raton, Florida	JAMES SAPIRSTEIN
November 19, 2021	President, Chief Executive Officer and Chairman of the Board of Directors

First Wave BioPharma, Inc.
777 Yamato Road, Suite 502
Boca Raton, Florida 33431
(561) 589-7020
PROXY STATEMENT
The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of First Wave BioPharma, Inc. (the “Company,” “we,” “us,” or “our”), for use at the upcoming 2021 Annual Meeting of Stockholders including any adjournment or postponement thereof (the “Annual Meeting”) to be held on December 17, 2021 at 9:00 A.M. Eastern Time, and at any adjournment or postponement thereof, virtually via the Internet at www.virtualshareholdermeeting.com/FWBI2021.
This proxy statement, the enclosed proxy card and a copy of our annual report are first being mailed on or about November 22, 2021 to stockholders entitled to vote as of the close of business on November 9, 2021 (the “Record Date”). These proxy materials contain instructions on how to access this proxy statement and our annual report online at: proxyvote.com, and how to submit your vote via the internet, telephone and/or e-mail.
Voting
The specific proposals to be considered and acted upon at our Annual Meeting are each described in this proxy statement. Only holders of shares of our common stock, par value $0.0001 per share (the “Common Stock”) as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. As of November 9, 2021, there were 12,460,848 shares of Common Stock issued and outstanding. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.
Quorum
In order for any business to be conducted at the Annual Meeting, holders of a majority of the shares entitled to vote must be represented at the Annual Meeting, either in person, by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy. If a quorum is not present at the scheduled time of the Annual Meeting, the Board, the chairman of the meeting or, if directed to be voted on by the chairman of the meeting, the stockholders present or represented at the Annual Meeting and entitled to vote thereon, although less than a quorum, may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned Annual Meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Annual Meeting. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.
Required Vote for Approval
No.	Proposal
1.
Election of Directors. The six director nominees who receive the highest number of affirmative votes cast by shares present or represented by proxy and entitled to vote at the Annual Meeting will be elected.

2.
Approval to Amend our Amended and Restated Certificate of Incorporation (the “Charter”) to Increase the Total Number of Authorized Shares of our Common Stock, par value $0.0001 (the “Common Stock”) by 25,000,000 Shares to 50,000,000 Shares. To approve an amendment to our Charter to increase the number of authorized shares of Common Stock by 25,000,000 shares to

No.	Proposal

50,000,000 shares. This proposal must be approved by the affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote on the proposal. Shares that are not represented at the Annual Meeting and abstentions and, if this proposal is deemed to be “non-routine” as described below, broker non-votes with respect to this proposal will have the same practical effect as a vote against this proposal.

3.
Ratification of Mazars USA LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021. To approve the ratification of Mazars USA LLP as our independent registered public accounting firm for the current fiscal year. This proposal requires the affirmative (“FOR”) vote of a majority of votes cast by shares present or represented by proxy and entitled to vote at the Annual Meeting.

4.
Approval of the Adjournment of the Annual Meeting to the Extent There Are Insufficient Proxies at the Annual Meeting to Approve Any One or More of the Foregoing Proposals. To approve the adjournment of the Annual Meeting in the event that the number of shares of Common Stock present or represented by proxy at the Annual Meeting and voting “FOR” the adoption of any one or more of the foregoing proposals are insufficient to approve any proposal. This proposal requires the affirmative (“FOR”) vote of a majority of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Meeting.

Abstentions and Broker Non-Votes
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. An abstention is the voluntary act of not voting by a stockholder who is present at an Annual Meeting and entitled to vote. A broker “non-vote” occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. If you do not give your broker or nominee specific instructions regarding such matters, your proxy will be deemed a “broker non-vote.”
The question of whether your broker or nominee may be permitted to exercise voting discretion with respect to a particular matter depends on whether the New York Stock Exchange (the “NYSE”) deems the particular proposal to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.
For any proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. For proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the shares will be treated as broker non-votes. “Broker non-votes” occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Broker non-votes will not be considered to be shares “entitled to vote” on any “non-routine” matter and therefore will not be counted as having been voted on the applicable proposal. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the proposals in this proxy statement, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.
Under Delaware law and our Amended and Restated Bylaws (our “Bylaws”), abstentions and broker non-votes on Proposals 1, 3 and 4 are not counted as votes cast on an item and therefore will not affect the outcome of such proposals. Abstentions and broker non-votes on Proposal 2 will have the same effect as a vote against the proposal. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares. Abstention and broker non-votes will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.
Voting, Revocation and Solicitation of Proxies
The enclosed proxy is solicited by and on behalf of the Board, with the cost of solicitation borne by us. Solicitation may also be made by our directors and officers without additional compensation for such services. In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise.
We have also retained Alliance Advisors LLC to assist it in the solicitation of proxies. Alliance Advisors LLC will solicit proxies on our behalf from individuals, brokers, bank nominees and other institutional holders in the same manner described above. Alliance Advisors LLC will receive a base fee of $7,500, plus approved and reasonable out-of-pocket expenses and additional processing fees for any call campaigns, for its services to us for the solicitation of the proxies. We have also agreed to indemnify Alliance Advisors LLC against certain claims.
If your proxy is properly returned to us, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted (i) FOR the election of the six director nominees named in this proxy statement; (ii) FOR the increase in the number of authorized shares of our Common Stock to 50,000,000 shares; (iii) FOR ratification of Mazars USA LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; (iv) FOR the approval of the adjournment of the Annual Meeting to the extent there are insufficient proxies at the Annual Meeting to approve any one or more of the foregoing proposals; and (v) at the discretion of the proxy holders, on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.
If you have additional questions, need assistance in submitting your proxy or voting your shares of Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Alliance Advisors LLC.
Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003
(833) 782-7196
If you are a stockholder of record, you may revoke or change your proxy at any time before the Annual Meeting by filing, with our Chief Financial Officer at 777 Yamato Road, Suite 502, Boca Raton, Florida 33431, a notice of revocation or another signed proxy with a later date. If you are a stockholder of record, you may also revoke your proxy by attending the Annual Meeting and voting. Attendance at the Annual Meeting alone will not revoke your proxy. If you are a beneficial owner whose shares are not registered in your own name, you will need additional documentation from your broker or record holder to vote personally at the Annual Meeting.
No Appraisal Rights
Our stockholders have no dissenter’s or appraisal rights in connection with any of the proposals described herein.
Solicitation
We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement and the annual report, as well as the preparation and posting of this proxy statement, the annual report and any additional solicitation materials furnished to the stockholders. Copies of any solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies may be supplemented by a solicitation by telephone, e-mail or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by e-mail, telephone and mail.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
General
Our Bylaws provide that the Board shall consist of one or more members, and that any newly created directorship that results from an increase in the number of directors or any vacancy on the Board will be filled solely by the affirmative vote of a majority of the directors then in office; provided that a vacancy created by the removal of a director by the stockholders may be filled by the stockholders. A director elected by the Board in the case of a newly created directorship will hold office for his or her full term until his or her successor is elected and qualified. A director elected by the Board in the case of a vacancy will hold office for the remaining term of his or her predecessor until his or her successor is elected and qualified.
Our Board currently consists of seven directors. Each of the director nominees identified below has confirmed that he or she is able and willing to serve as a director if elected. If any of the director nominees becomes unable or unwilling to serve, your proxy will be voted for the election of a substitute director nominee recommended by the current Board.
Upon recommendation of the Corporate Governance and Nominating Committee, the Board has nominated James Sapirstein, Edward J. Borkowski, Charles J. Casamento, Alastair Riddell, Gregory Oakes and Terry Coelho for election at the Annual Meeting, each to serve for a one-year term until the conclusion of the 2022 annual meeting of stockholders or until their successor is duly elected and qualified.
Vern L. Schramm, Ph.D., who has served as a member of our Board since 2017, has determined not to stand for re-election. Accordingly, the Board has approved a reduction in the size of the Board to six, effective immediately, upon the consummation of the Annual Meeting.
As we previously disclosed in our Current Report on Form 8-K filed August 16, 2021, the Board appointed Terry Coelho to the Board effective August 11, 2021.
Pursuant to the Agreement and Plan of Merger by and among us, Alpha Merger Sub, Inc., First Wave Bio, Inc. (“FWB”), and Fortis Advisors LLC, as the hired representative (in such capacity, the “Representative”) of the former stockholders of FWB, dated September 13, 2021 (the “Merger Agreement”), we are obligated to expand our Board no later than the Annual Meeting to include a director appointed by the Representative. To date, the Representative has not nominated a director to be appointed to our Board. Accordingly, such director has not been included in this proxy statement.
Please see “Directors” below for more information, including the background and business experience of each director nominee taken into consideration by the Corporate Governance and Nominating Committee.
Required Vote and Recommendation
The election of directors requires the affirmative (“FOR”) vote of a plurality of votes cast by shares present or represented by proxy and entitled to vote at the Annual Meeting. The six director nominees receiving the highest number of affirmative votes cast will be elected. Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the election of each of the below director nominees. Any abstentions or broker non-votes are not counted as votes cast and will not affect the outcome of this proposal, although they will be counted for purposes of determining whether there is a quorum present.
OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF
MESSRS. SAPIRSTEIN, BORKOWSKI, CASAMENTO, OAKES AND MS. COELHO AND
DR. RIDDELL UNDER PROPOSAL ONE.

DIRECTOR COMPENSATION
The following section sets forth certain information regarding the nominees for election as directors. There are no family relationships between any of the directors and our Named Executive Officers.
Director Nominee, Title	Age
James Sapirstein – President, Chief Executive Officer, Chairman and Non-Independent Director	60
Edward J. Borkowski – Lead Independent Director	62
Charles J. Casamento – Independent Director	76
Alastair Riddell, MSc., MBChB., DSc. – Independent Director	72
Gregory Oakes – Independent Director	53
Terry Coelho – Independent Director	60
James Sapirstein was appointed to the Board on October 8, 2019 and as our President and Chief Executive Officer effective that same day. Mr. Sapirstein was appointed Chairman of the Board effective February 19, 2021. Prior to joining us, Mr. Sapirstein served as Chief Executive Officer and as a director of ContraVir Pharmaceuticals, Inc. (now known as Hepion Pharmaceuticals, Inc.) from March 2014 to October 2018. Previously, Mr. Sapirstein was the Chief Executive Officer of Alliqua Therapeutics from October 2012 to February 2014. He founded and served as Chief Executive Officer of Tobira Therapeutics from October 2006 to April 2011 and served as Executive Vice President, Metabolic and Endocrinology for Serono Laboratories from June 2002 to May 2005. Mr. Sapirstein’s earlier career included a number of senior level positions in the area of marketing and commercialization, including as Global Marketing Lead for Viread (tenofovir) while at Gilead Sciences and as Director of International Marketing of the Infectious Disease Division at Bristol Myers Squibb. Mr. Sapirstein is currently the Chair Emeritus of BioNJ, the New Jersey affiliate of the Biotechnology Innovation Organization, and also serves on the Emerging Companies and Health Section Boards of the Biotechnology Innovation Organization. Mr. Sapirstein received his bachelor’s degree in pharmacy from Rutgers University and holds an MBA degree in management from Fairleigh Dickinson University.
Mr. Sapirstein’s nearly 36 years of pharmaceutical industry experience which spans areas such as drug development and commercialization, including participation in 23 product launches, six of which were global launches led by him makes him a valuable asset to the Board and in his oversight and execution of our business plan.
Edward J. Borkowski was appointed to the Board in May 2015, and currently serves as our Lead Independent Director. Mr. Borkowski served as Chairman of the Board from 2015 through his resignation effective as of February 19, 2021. Mr. Borkowski is a healthcare executive who currently serves as Executive Vice President for Therapeutics MD. He served as Executive Vice President of MiMedx Group, Inc. (Nasdaq: MDGX) from April 2018 until December 2019. Mr. Borkowski also served as a director for Co-Diagnostics, Inc. (Nasdaq: CODX), from May 2017 until June 2019. Previously, he served as the Chief Financial Officer of Aceto Corporation (Nasdaq: ACET) from February 2018 to April 2018, and has held several executive positions with Concordia International, an international specialty pharmaceutical company, between May 2015 to February 2018. Mr. Borkowski has also served as Chief Financial Officer of Amerigen Pharmaceuticals, a generic pharmaceutical company with a focus on oral, controlled release products and as the Chief Financial Officer and Executive Vice President of Mylan N.V. In addition, Mr. Borkowski previously held the position of Chief Financial Officer with Convatec, a global medical device company focused on wound care and ostomy, and Carefusion, a global medical device company for which he helped lead its spin-out from Cardinal Health into an independent public company. Mr. Borkowski has also served in senior financial positions at Pharmacia and American Home Products (Wyeth). He started his career with Arthur Andersen & Co. after receiving his MBA in accounting from Rutgers University subsequent to having earned his degree in Economics and Political Science from Allegheny College. Mr. Borkowski is currently a Trustee and a member of the Executive Committee of Allegheny College.
Mr. Borkowski’s extensive healthcare and financial expertise, together with his public company experience provides the Board and management with valuable insight in the growth of our business plan.
Charles J. Casamento was appointed to the Board in March 2017. Since 2007, Mr. Casamento has been executive director and principal of The Sage Group, a health care advisory group. Prior to that, Mr. Casamento was president and Chief Executive Officer of Osteologix, a startup company which he oversaw going public, from October 2004 until April 2007. Mr. Casamento was the founder of Questcor Pharmaceuticals where he was President, Chief Executive Officer and Chair from 1999 through 2004. During his time at Questcor, the company acquired

Acthar, a product with sales that would eventually exceed $1.0 billion. Mr. Casamento also served as President, Chief Executive Officer and Chair of RiboGene Inc. until 1999 when RiboGene was merged another company to form Questcor. He was also the Co-Founder, President and Chief Executive Officer of Indevus (formerly Interneuron Pharmaceuticals) and has held senior management positions at Genzyme Corporation, where he was Senior Vice President, American Hospital Supply, where he was Vice President of Business Development for the Critical Care division, Johnson & Johnson, Hoffmann-LaRoche and Sandoz. He currently serves as Chairman of the Board of Directors of Relmada Therapeutics (OTCQB: RLMD) and also serves on the Board of Directors of Eton Pharmaceuticals (Nasdaq: ETON), and was previously a Director and Vice Chair of the Catholic Medical Missions Board, a large not for profit international organization. Mr. Casamento holds a bachelor's degree in Pharmacy from Fordham University and an MBA from Iona College.
Mr. Casamento’s expertise and knowledge of the financial community combined with his experience in the healthcare sector makes him a valued member of the Board
Dr. Alastair Riddell was appointed to the Board in September 2015. Since June 2016, Dr. Riddell has served as Chair of Nemesis Biosciences Ltd and Chair of Feedback plc (LON: FDBK). He has also served as Chair of the South West Academic Health Science network in the UK since January 2016. Since his appointment in December 2015, Dr. Riddell has served as Non-Executive Director of Cristal Therapeutics in The Netherlands. From September 2012 to February 2016, he served as Chair of Definigen Ltd., and from November 2013 to September 2015 as Chair of Silence Therapeutics Ltd., and from October 2009 to November 2012 as Chair of Procure Therapeutics. Between 2007 to 2009, Dr. Riddell served as the Chief Executive Officer of Stem Cell Sciences plc. and between 2005 to 2007, served at Paradigm Therapeutics Ltd. as the Chief Executive Officer. Between 1998 to 2005, Dr. Riddell also served as the Chief Executive Officer of Pharmagene plc. Dr. Riddell began his career as a doctor in general practice in a variety of hospital specialties and holds a Master of Science and a Bachelor of Medicine and Surgery degrees. He was recently awarded a Doctorate of Science, Honoris Causa by Aston University.
Dr. Riddell’s medical background coupled with his expertise in the life sciences industry, directing all phases of clinical trials, before moving to sales, marketing and general management, makes him a well-qualified member of the Board.
Gregory Oakes was appointed to the Board on April 13, 2020. Mr. Oakes brings over 25 years of pharmaceutical industry and leadership experience and currently serves as President, North America, Relypsa, Inc, Executive Vice President, Vifor Pharma. Mr. Oakes previously served as Corporate Vice President, Global Integration Lead for Otezla® (apremilast) at Amgen, Inc. where he was responsible for the integration and continued success of the brand with $2 billion in assets. Prior to Amgen from 2017 - 2019, Mr. Oakes served as Corporate Vice President and U.S. General Manager at Celgene Corp., a global biopharmaceutical company which develops and commercializes medicines for cancer and inflammatory disorders. Mr. Oakes also served as the Global Commercial Integration Lead at Celgene where he helped steer the $74 billion acquisition by Bristol-Myers Squibb and the $13.4 billion divestiture of Otezla®. From 2010 to 2017, Mr. Oakes held several positions at Novartis AG, the most recent as Head of Sandoz Biopharmaceuticals, North America. He began his career at Schering-Plough (Merck) where he held executive roles in both the U.S. and Europe. Mr. Oakes holds a bachelor's degree in Marketing and Business Administration from Edinboro University and a M.B.A. from Clemson University. He currently sits on the Board of BioNJ and previously served on various Executive Committees at Celgene, Novartis, and Schering-Plough (Merck).
Mr. Oakes’ background of over 25 years of pharmaceutical industry and leadership experience combined with broad experience in pharmaceutical commercialization and acquisitions makes him a qualified member of the Board.
Terry Coelho joined our Board on August 11, 2021. Ms. Coelho has served as the Executive Vice President and Chief Financial Officer at BioDelivery Sciences International, Inc. (NASDAQ: BDSI), a commercial-stage specialty pharmaceutical company, since January 2021. She joined BDSI in January 2019 as Chief Financial Officer and Treasurer. Prior to her tenure at BDSI, Ms. Coelho served as Chief Financial Officer and Treasurer at Balchem Corporation (NASDAQ: BCPC) from October 2017 to October 2018. Previous to her role at Balchem she served as Chief Operating Officer for Diversey, Inc., a multi-billion-dollar global private equity carve-out from Sealed Air Corporation. She additionally held senior finance positions at Diversey Care, including that of Division Chief Financial Officer and VP of Global Commercial Excellence, from October 2014 through August 2017. Ms. Coelho has also served in senior finance and operational leadership roles of increasing responsibility with leading global organizations, including Mars, Incorporated, and Novartis Pharmaceuticals from 2007 to 2014, including serving as Global Head of Oncology Development Finance. Ms. Coelho earned an MBA in Finance from IBMEC in Brazil and a Bachelor of Arts degree in both Economics and International Relations, summa cum laude, from The American University School of International Service in Washington, DC. She has led Women’s Networking ERGs and is a founding Steering Committee Member of the CFO Leadership Council – Charlotte, North Carolina, chapter.
Ms. Coelho’s extensive healthcare and financial expertise, together with her public company experience makes her a qualified member of the Board.
Non-Executive Director Compensation
On October 1, 2020, our Board adopted a Non-Executive Director Compensation Policy under which each of our non-executive directors is entitled to receive the following cash compensation for their service on the Board (paid quarterly): (i) an annual retainer of $35,000; (ii) the chairman of the Board is entitled to receive an annual retainer in the amount of $20,000, (iii) the chairman of the Audit Committee is entitled to receive an annual retainer in the amount of $10,000, (iv) each non-chairman member of the Audit Committee is entitled to receive an annual retainer in the amount of $5,000, (v) the chairman of the Compensation Committee is entitled to receive an annual retainer in the amount of $7,500, (vi) each non-chairman member of the Compensation Committee is entitled to receive an annual retainer in the amount of $3,500, (vii) the chairman of the Corporate Governance and Nominating Committee is entitled to receive an annual retainer in the amount of $5,000, and (viii) each non-chairman member of the Corporate Governance and Nominating Committee is entitled to receive an annual retainer in the amount of $2,500. Additionally, under this policy, each of our non-executive directors is entitled to receive an annual grant of 80,000 stock options for their service on the Board which will vest in equal quarterly installments.
The following table provides information regarding compensation paid to non-employee directors for the year ended December 31, 2020. Effective as of September 13, 2021, the Company effected a reverse stock split of the Company’s common stock at a ratio of 10-for-1 (the “Reverse Stock Split”). All share figures in the table below are reflected on a post-Reverse Stock Split basis. Mr. Sapirstein did not receive compensation for his service on the Board as employee director for the year ended December 31, 2020. Information regarding executive compensation paid to Mr. Sapirstein during 2020 is reflected in the Summary Compensation table under “Executive Compensation” of this proxy statement.
Name	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)	All Other Compensation	Total
Edward J. Borkowski	$19,375	—	$35,968	—	$55,343
Charles J. Casamento	$11,500	—	$35,968	—	$47,468
Alastair Riddell	$11,500	—	$35,968	—	$47,468
Vern L. Schramm	$8,750	—	$35,968	—	$44,718
Gregory Oakes(1)	$8,750	—	$30,444		$39,194
(1)	Mr. Oakes was appointed to the board effective April 13, 2020.
(2)
Represents amounts of accrued and unpaid cash compensation for board services through December 31, 2020. By agreement with each director, on January 4, 2021, an aggregate of 4,123 stock options were awarded to the directors in lieu of payment of such cash.

(3)
Represents the aggregate grant date fair value of 8,000 stock options issued to each of Messrs. Borkowski, Casamento, Riddell and Schramm on April 6, 2020, and 6,000 stock options issued to Mr. Oakes on April 13, 2020, our non-employee directors, calculated in accordance with ASC Topic 718.

Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or has served during the last three years, on the Compensation Committee of any other entity that has one or more officers serving as a member of our Board.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Structure
Effective as of February 19, 2021, our President and Chief Executive Officer, Mr. James Sapirstein, was appointed to serve as Chairman of our Board. The Board has chosen this structure because it believes Mr. Sapirstein serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. Mr. Sapirstein has provided strong leadership to the Board and management, instilling a clear focus on our strategy and business plans. The Board believes that the combined role of Chairman and Chief Executive Officer better assists management in developing strategic direction and then more effectively holds management accountable for the execution of strategy once it is developed. Accordingly, the Board believes, at this time, that the combined role of Chairman and Chief Executive Officer, together with independent directors, is in the best interest of stockholders, because it provides the appropriate balance between strategy development and independent oversight of management. All directors, other than Mr. Sapirstein, are independent as defined under Nasdaq and SEC rules, and all committees of the Board are comprised entirely of independent directors.
Mr. Edward J. Borkowski currently serves as lead independent director and has the following responsibilities:
•	providing leadership to the Board in any situation where the Chairman’s role may be, or may be perceived to be, in conflict, and also chairing meetings when the Chairman is absent;
•	serving as liaison between the Chairman and the independent directors;
•	approving information sent to the Board; and;
•	approving meeting agendas for the Board.
The Board believes that the lead independent director further strengthens the Board’s independence and autonomous oversight of our business and also enhances Board communication and effectiveness. The role of lead independent director serves as a bridge between the independent directors and management.
Director Independence
The Board has determined that all of its members, other than Mr. Sapirstein, our President and Chief Executive Officer and Chairman of our Board, are “independent” within the meaning of Nasdaq Listing Rule 5605(a)(2) under the rules of the Nasdaq Stock Market (“Nasdaq”), and the Securities and Exchange Commission (“SEC”) rules regarding independence.
Director Nomination Process
The Corporate Governance and Nominating Committee identifies director nominees by first considering those current members of the Board who are willing to continue service. Current members of the Board with skills and experience that are relevant to our business and are willing to continue their service as a director are considered for re-election, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. Nominees for director are selected by a majority of the members of the Board. Although we do not have a formal diversity policy, in considering the suitability of director nominees, the Corporate Governance and Nominating Committee considers such factors as it deems appropriate to develop a Board and its committees that are diverse in nature and comprised of experienced and seasoned advisors. Factors considered by the Corporate Governance and Nominating Committee include sound judgment, knowledge, skill, diversity, integrity, experience with businesses and other organizations of comparable size, including experience in the biopharma industry, clinical studies, U.S. Food and Drug Administration (“FDA”) compliance, intellectual property, business, finance, administration or public service, the relevance of a candidate’s experience to our needs and experience of other Board members, experience with accounting rules and practices, the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members, and the extent to which a director candidate would be a desirable addition to the Board and its committees.
The Board may consider suggestions for persons to be nominated for director that are submitted by stockholders. The Corporate Governance and Nominating Committee will evaluate stockholder suggestions for director nominees in the same manner as it evaluates suggestions for director nominees made by management, then-current directors or other appropriate sources.

The Role of the Board in Risk Oversight
Our Board oversees a company-wide approach to risk management, determines our appropriate risk level in general, assesses the specific risks faced by us and reviews steps taken by management to manage those risks. Although our Board has ultimate oversight responsibility for the risk management process, specific areas of risk are overseen by designation of such duties and responsibilities to certain committees of the Board.
Specifically, the Board has designated certain fiduciary duties to its Compensation Committee, which is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. The Board has also designated specific fiduciary duties to its Audit Committee, which is responsible for overseeing the management of enterprise risks and financial risks, as well as potential conflicts of interests. The Board is responsible for overseeing the management of risks associated with the independence of the Board.
Code of Business Conduct and Ethics
The Board adopted a code of ethics (the “Code”) that applies to our directors, officers and employees. A copy of this Code is available on our website at https://www.firstwavebio.com/investors/corporate-governance. We intend to disclose on our website any amendments to and waivers of the Code that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.
Stockholder Communications
If you wish to communicate with the Board, you may send your communication in writing to First Wave BioPharma, Inc., Attention: Chief Financial Officer – 777 Yamato Road, Suite 502, Boca Raton, Florida 33431.
You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. The Chief Financial Officer will review any communication received from a stockholder, and all material and appropriate communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.
Meetings of the Board
Each of our directors who served during the year ended December 31, 2020 attended or participated in no less than 75% or more of the aggregate of (i) the total number of meetings of the Board; and (ii) the total number of meetings held by all committees of the Board on which such director served as a member during such year. Although directors are not required to attend our annual meeting of stockholders, they are encouraged to attend.
The following table represents the composition of each committee of the Board and meetings held as well as actions taken by unanimous written consent (“UWC”) in lieu of holding a meeting, during the fiscal year ended December 31, 2020:
Committees
Director	Board	Audit(2)(3)	Compensation(4)	Corporate Governance and Nominating(5)
Edward J. Borkowski(1)	C	CC	X	CC
Charles J. Casamento	X	X	X	X
Alastair Riddell	X	X	CC	X
Vern L. Schramm	X
James Sapirstein(1)	X
Gregory Oakes	X
Meetings Held During 2020	6	4	3	—
Actions Taken by UWC During 2020	9	—	1	2
C – Chairman of the Board
CC – Committee Chairman
X – Member
(1)	Effective February 19, 2021, Mr. Borkowski resigned as Chairman of the Board and Mr. Sapirstein was appointed Chairman of the Board.

(2)
Effective August 11, 2021, Terry Coelho was appointed to the Board and effective September 9, 2021, was appointed to the Audit Committee as Chairman of the Audit Committee and to the Compensation Committee.

(3)	Effective September 9, 2021, the Board appointed Terry Coelho to the Audit Committee, replacing Dr. Riddell who resigned from the committee.
(4)
Effective September 9, 2021, the Board appointed Terry Coelho to the Compensation Committee, replacing Dr. Riddell who resigned from the Compensation Committee, and appointed Mr. Oakes to serve as Chairman of the Compensation Committee.

(5)
Effective September 9, 2021, the Board appointed Dr. Schramm to the Corporate Governance and Nominating Committee, replacing Mr. Casamento who resigned from the Corporate Governance and Nominating Committee. Dr. Schramm has determined to not stand for re-election and will resign upon the expiration of his term at the Annual Meeting.

Board Committees
The standing committees of the Board consist of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Our Board has adopted written charters for each of these committees, copies of which are available on our website at https://www.firstwavebio.com/investors/corporate-governance. Our Board may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee	The duties and responsibilities of the Audit Committee include but are not limited to:

	•	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
	•	discussing with our independent registered public accounting firm the independence of its members from its management;
	•	reviewing with our independent registered public accounting firm the scope and results of their audit;
	•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
	•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that are filed with the SEC;
	•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
	•	coordinating oversight of the Code and our disclosure controls and procedures on behalf of the Board;
	•	establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and
	•	reviewing and approving related-person transactions.
The rules of Nasdaq require our Audit Committee to consist of at least three directors, all of whom must be deemed to be independent directors under Nasdaq rules. The Board has affirmatively determined that Ms. Coelho and Messrs. Borkowski and Casamento each meet the definition of “independent director” for purposes of serving on an Audit Committee under Nasdaq rules. Additionally, the Board has determined that Ms. Coelho and Messrs. Borkowski and Casamento each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.
Compensation Committee	The duties and responsibilities of the Compensation Committee include but are not limited to:

	•	reviewing key employee compensation goals, policies, plans and programs;
	•	reviewing and approving the compensation of our directors and executive officers;
	•	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and
	•	appointing and overseeing any compensation consultants or advisors to the Company.

The rules of Nasdaq require our Compensation Committee to consist entirely of independent directors. The Board has affirmatively determined that Mr. Oakes, Ms. Coelho and Mr. Casamento meet the definition of “independent director” for purposes of serving on the Compensation Committee under Nasdaq rules.
Corporate Governance and Nominating Committee	The duties and responsibilities of the Corporate Governance and Nominating Committee include but are not limited to:

	•	assisting the Board in identifying qualified individuals to become members of the Board;
	•	determining the composition of the Board and monitoring the activities of the Board to assess overall effectiveness; and
	•	developing and recommending to our Board corporate governance guidelines applicable to the Company and advising our Board on corporate governance matters.

EXECUTIVE COMPENSATION
The following table sets forth information regarding our current executive officers as appointed by the Board, each to serve in such position until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal from office.
Executive Officer	Age	Title
James Sapirstein	60	President, Chief Executive Officer and Director
Daniel Schneiderman	43	Chief Financial Officer
James E. Pennington	78	Chief Medical Officer
Our executive officers are appointed by and serve at the discretion of the Board, subject to the terms of any employment agreements they may have with us. The following is a brief description of the qualifications and business experience of each of our current executive officers.
James Sapirstein. Please see Mr. Sapirstein’s biography under the “Director Compensation” section of this proxy statement.
Daniel Schneiderman was appointed as our Chief Financial Officer on January 2, 2020. Prior to joining us, from November 2018 through December 2019 Mr. Schneiderman served as Chief Financial Officer of Biophytis SA, (ENXTPA: ALBPS; Nasdaq: BPTS) and its U.S. subsidiary, Biophytis, Inc., a European-based, clinical-stage biotechnology company focused on the development of drug candidates for age-related diseases, with a primary focus on neuromuscular diseases. From February 2012 through August 2018, Mr. Schneiderman served as Vice President of Finance, Controller and Secretary of MetaStat, Inc. (OTCQB: MTST), a publicly traded biotechnology company with a focus on Rx/Dx precision medicine solutions to treat patients with aggressive (metastatic) cancer. From 2008 through February 2012, Mr. Schneiderman was Vice President of Investment Banking at Burnham Hill Partners LLC, a boutique investment bank providing capital raising, advisory and merchant banking services. From 2004 through 2008, Mr. Schneiderman served in various roles and increasing responsibilities, including as Vice President of Investment Banking at Burnham Hill Partners, a division of Pali Capital, Inc. Previously, Mr. Schneiderman worked at H.C. Wainwright & Co., Inc. in 2004 as an investment banking analyst. Mr. Schneiderman holds a bachelor’s degree in economics from Tulane University.
Dr. James E. Pennington was appointed as our Chief Medical Officer in May 2018. Prior to joining us, Dr. Pennington served as Senior Clinical Fellow from 2010 to 2018 and as Executive Vice President and Chief Medical Officer from 2007 to 2010 at Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH). From 2004 to 2007, Dr. Pennington served as Executive Vice President and Chief Medical Officer at CoTherix, Inc., and has held various executive positions at a number of pharmaceutical companies, including InterMune Inc., Shaman Pharmaceuticals and Bayer Corporation. He has served on several editorial boards, and has authored numerous original research publications and reviews. Dr. Pennington is currently a Clinical Professor of Medicine with the University of California San Francisco, where he has taught since 1986. Prior to that, he was a professor at Harvard Medical School. Dr. Pennington received a Bachelor of Arts from the University of Oregon and a Doctor of Medicine from the University of Oregon School of Medicine, and is Board Certified in internal medicine and infectious diseases.
Summary Compensation
The table set forth below reflects certain information regarding the compensation paid or accrued during the years ended December 31, 2020 and 2019 to our Chief Executive Officer and our executive officers, other than our Chief Executive Officer, who were serving as an executive officer as of December 31, 2020, and whose annual compensation exceeded $100,000 during such year (collectively the “Named Executive Officers”). All share and per-share figures in this “Executive Compensation” section are reflected on a post-Reverse Stock Split basis.

As previously reported on our Current Report on Form 8-K filed on March 28, 2019, Dr. Dupret retired and resigned from his position as President of AzurRx SAS, a wholly owned French subsidiary of the Company effective July 1, 2019. Due to the resignation of Mr. Spoor as President and Chief Executive Officer effective October 8, 2019, Mr. Sapirstein was appointed as our President and Chief Executive Officer effective that same day. Compensation paid to Dr. Dupret and Mr. Spoor during the year ended December 31, 2019 is reflected in the table below.
Current Named Executive Officers(1)	Year	Salary	Bonus	Equity Awards	All Other Compensation	Total
James Sapirstein President and Chief Executive Officer	2020	$462,500	$159,505(2)	$837,840(3)	—	$1,459,845
	2019	$102,404	—	$232,900(4)	—	$335,304
James E. Pennington Chief Medical Officer	2020	$260,000	$64,799	$209,460(3)	—	$534,259
	2019	$255,000	$75,000(2)	$115,000(4)	—	$445,000
Daniel Schneiderman Chief Financial Officer	2020	$285,000	$71,029(2)	$451,352(3)		$807,381
	2019	—		—(5)		—
Former Named Executive Officers(1)
Johan M. (Thijs) Spoor Former President and Chief Executive Officer	2020	—	—	—	—	—
	2019	$340,177	—	$157,500(4)	—	$497,677
Maged Shenouda(3) Former Chief Financial Officer	2020	—	—	—	—	—
	2019	$308,035	—	$105,000(4)		$413,035
Daniel Dupret Former Chief Scientific Officer	2020	—	—	—	—	—
	2019	$151,393	—	—	—	$151,393
(1)
Mr. Spoor’s employment with us as President and Chief Executive Officer terminated effective October 8, 2019 due to his resignation. In addition, Mr. Spoor resigned as a member of the Board on April 29, 2020.

Mr. Shenouda’s employment with us as Chief Financial Officer terminated effective November 30, 2019 due to his resignation.
Dr. Dupret retired and resigned from his position as President of AzurRx SAS, a wholly owned French subsidiary of ours effective July 1, 2019.
(2)	Represents accrued and unpaid bonuses during 2020, as of December 31, 2020.
(3)
Represents the grant date fair value of restricted stock and stock options issued during the year ended December 31, 2020, calculated in accordance with ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 13 of the notes to the consolidated financial statements contained in our Annual Report, filed with the SEC on March 30, 2020.

(4)
Represents the grant date fair value of restricted stock and stock options issued during the year ended December 31, 2019, calculated in accordance with ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 13 of the notes to the consolidated financial statements contained in the Company’s Annual Report, filed with the SEC on March 30, 2020.

(5)
On June 28, 2019, we accrued an incentive bonus in the amount of $255,000 payable to Mr. Spoor. Subsequent to Mr. Spoor’s resignation, the Compensation Committee reviewed the accrued bonus and determined that such amount was not owed to Mr. Spoor, which determination is currently being challenged by Mr. Spoor. As a result of the Board’s and management’s determination, we reversed the accrual in the quarter ended December 31, 2019. This bonus has been excluded from the table.

In addition, all unvested shares of restricted stock and stock options subject to time and other performance-based vesting conditions have been forfeited in connection with Mr. Spoor's resignation as our President and Chief Executive Officer. Mr. Spoor also forfeited the right to receive 24,166 earned, but unissued shares of restricted stock in connection with his resignation from the Board on April 29, 2020.
On July 9, 2020, we and Mr. Spoor entered into a settlement and general release (the “Spoor Settlement and Release”), effective July 9, 2020 (the “Spoor Settlement Date”), of certain claims relating to Mr. Spoor's separation from the Company on October 8, 2019. In connection with the Spoor Settlement and Release, on July 14, 2020, we granted Mr. Spoor warrants to purchase an aggregate of 15,000 shares of Common Stock, which had a grant date fair value of $85,770. In addition, Mr. Spoor legally released all claims to a discretionary bonus in the amount of $255,000, which we originally accrued in June 2019 but was subsequently reversed during the quarter ended December 31, 2019, legally released all claims relating to $348,400 due to JIST Consulting, a company controlled by Mr. Spoor and we also paid Mr. Spoor's legal expenses in the amount of $51,200.
(6)
On June 28, 2019, we accrued an incentive bonus in the amount of $100,000 payable to Mr. Shenouda. Subsequent to Mr. Shenouda’s resignation, the Compensation Committee reviewed the accrued bonus and determined that such amount was not owed, and we reversed the accrual in the quarter ended December 31, 2019. This bonus has been excluded from the table.

On July 2, 2020, we and Maged Shenouda, entered into a settlement and general release (the “Shenouda Settlement and Release”), of certain claims relating to Mr. Shenouda’s s separation from the Company effective November 30, 2019. In connection with the Shenouda Settlement and Release, we paid a total of $15,000 to Mr. Shenouda, which amount includes $10,000 of accounts payable of the Company due to Mr. Shenouda for services provided and $5,000 for legal expenses, and Mr. Shenouda legally released all claims relating to a discretionary bonus in the amount of $100,000 we originally accrued in June 2019, but was subsequently reversed during the quarter ended December 31, 2019

Employment Arrangements and Potential Payments upon Termination or Change of Control
Current Named Executive Officers
Sapirstein Employment Agreement. Effective October 8, 2019, we entered into an employment agreement with Mr. Sapirstein to serve as our President and Chief Executive Officer for a term of three years, subject to further renewal upon agreement of the parties. The employment agreement with Mr. Sapirstein originally provided for a base salary of $450,000 per year, which was subsequently increased to $480,000 per year during the year ended December 31, 2020. In addition to the base salary, Mr. Sapirstein is eligible to receive (i) a bonus of up to 40% of his base salary on an annual basis, based on certain milestones that are yet to be determined; (ii) 1% of net fees received by us upon entering into license agreements with any third-party with respect to any product current in development or upon the sale of all or substantially all of our assets; (iii) a grant of 200,000 restricted shares of our Common Stock which are subject to vest as follows (a) 10,000 upon the first commercial sale of MS1819 in the U.S., and (b) 10,000 upon our total market capitalization exceeding $1.0 billion for 20 consecutive trading days; (iv) a grant of 30,000 10-year stock options to purchase shares of our Common Stock which are subject to vest as follows (a) 5,000 upon us initiating our next Phase 2 clinical trial in the U.S. for MS1819, (b) 5,000 upon us completing our next or subsequent Phase 2 clinical trial in the U.S. for MS1819, (c) 10,000 upon us initiating a Phase 3 clinical trial in the U.S. for MS1819, and (d) 10,000 upon us initiating a Phase 1 clinical trial in the U.S. for any product other than MS1819. Mr. Sapirstein is entitled to receive 20 days of paid vacation, participate in full employee health benefits and receive reimbursement for all reasonable expenses incurred in connection with his services to us.
In the event that Mr. Sapirstein’s employment is terminated by us for Cause, as defined in his employment agreement, or by Mr. Sapirstein voluntarily, then will not be entitled to receive any payments beyond amounts already earned, and any unvested equity awards will terminate. In the event that Mr. Sapirstein’s employment is terminated as a result of an Involuntary Termination Other than for Cause, as defined in the Agreement, Mr. Sapirstein will be entitled to receive the following compensation: (i) severance in the form of continuation of his salary (at the Base Salary rate in effect at the time of termination, but prior to any reduction triggering Good Reason) for a period of 12 months following the termination date; (ii) payment of Executive’s premiums to cover COBRA for a period of 12 months following the termination date; and (iii) a prorated annual bonus.
Schneiderman Employment Agreement. Effective January 2, 2020, we entered into an employment agreement with Mr. Schneiderman to serve as our Chief Financial Officer for a term of three years, subject to further renewal upon agreement of the parties. The employment agreement with Mr. Schneiderman provides for a base salary of $285,000 per year. In addition to the base salary, Mr. Schneiderman is eligible to receive (a) an annual milestone cash bonus based on certain milestones that will be established by our Board or the Compensation Committee, (b) grants of stock options to purchase such number of shares equal to one and a quarter percent (1.25%) of the issued and outstanding Common Stock on January 2, 2020, or 33,500 shares of Common Stock with an exercise price of $10.30 per share, which shall vest in over a term of three years. Mr. Schneiderman is entitled to receive 20 days of paid vacation, participate in full employee health benefits and receive reimbursement for all reasonable expenses incurred in connection with his service to us. We may terminate Mr. Schneiderman’s employment agreement at any time, with or without Cause, as such term is defined in his employment agreement. Effective July 16, 2020, our Board approved an amended and restated option grant to Mr. Schneiderman, amending and restating the grant previously made on January 2, 2020, to reduce the amount of shares issuable upon exercise of such option to be the maximum number of shares Mr. Schneiderman was eligible to receive under the Amended and Restated 2014 Omnibus Equity Incentive Plan (the “2014 Plan”) on the original grant date (or 30,000 shares), due to the 2014 Plan provisions relating to Section 162(m) limitations. On June 30, 2021, our Board rescinded and cancelled the option grant previously made to Mr. Schneiderman on July 16, 2020 covering an aggregate of 28,500 shares under the 2014 Plan and granted new stock options covering an aggregate of 28,600 shares under our Amended and Restated 2020 Omnibus Equity Incentive Plan (the “2020 Plan”) on substantially similar terms to the rescinded stock options.
In the event that Mr. Schneiderman’s employment is terminated by us for Cause, as defined in Mr. Schneiderman’s employment agreement, or by Mr. Schneiderman voluntarily, then he will not be entitled to receive any payments beyond amounts already earned, and any unvested equity awards will terminate. If we terminate his employment agreement without Cause, not in connection with a Change of Control, as such term is defined in Mr. Schneiderman’s employment agreement, he will be entitled to (i) all salary owed through the date of termination; (ii) any unpaid annual milestone bonus; (iii) severance in the form of continuation of his salary for the greater of a period of six months following the termination date or the remaining term of the employment agreement; (iv) payment of premiums to cover COBRA for a period of six months following the termination date; (v) a prorated annual bonus equal to the target annual milestone bonus, if any, for the year of termination multiplied by the formula set forth in the agreement. If we terminate Mr. Schneiderman’s employment agreement without Cause, in connection with a Change of Control, he will be entitled to the above and immediate accelerated vesting of any unvested options or other unvested awards.
Pennington Employment Agreement. Effective May 28, 2018, we entered into an employment agreement with Mr. Pennington to serve as our Chief Medical Officer. The employment agreement with Dr. Pennington provides for a base annual salary of $250,000. In addition to his salary, Dr. Pennington is eligible to receive an annual milestone bonus, awarded at the sole discretion of the Board based on his attainment of certain financial, clinical development, and/or business milestones established annually by the Board or Compensation Committee. The employment agreement is terminable by either party at any time. In the event of termination by us other than for cause, Dr. Pennington is entitled to three months’ severance payable over such period. In the event of termination by us other than for cause in connection with a Change of Control, Dr. Pennington will receive six months’ severance payable over such period.
Former Named Executive Officers
Spoor Employment Agreement. On January 3, 2016, we entered into an employment agreement with our former President and Chief Executive Officer, Johan Spoor. The employment agreement provided for a term expiring January 2, 2019. Although Mr. Spoor’s employment agreement expired, he remained employed as our President and Chief Executive Officer under the terms of his prior employment agreement through his resignation as President and Chief Executive Officer on October 8, 2019. In addition, Mr. Spoor resigned as a member of the Board on April 29, 2020.
The employment agreement with Mr. Spoor provided for a base salary of $425,000 per year. At the sole discretion of the Board or the Compensation Committee of the Board, following each calendar year of employment, Mr. Spoor was eligible to receive an additional cash bonus based on his attainment of certain financial, clinical development, and/or business milestones to be established annually by the Board or the Compensation Committee. Mr. Spoor’s employment agreement was terminable by either party at any time. In the event of termination by us without Cause or by Mr. Spoor for Good Reason not in connection with a Change of Control, as those terms are defined in Mr. Spoor’s employment agreement, he was entitled to twelve months’ severance payable over such period. In the event of termination by us without Cause or by Mr. Spoor for Good Reason in connection with a Change of Control, as those terms are defined in Mr. Spoor’s employment agreement, he was eligible to receive eighteen months’ worth of his base salary in a lump sum as severance.
Mr. Spoor resigned from his position as our President and Chief Executive Office effective October 8, 2019. Mr. Spoor received no additional or severance compensation and all unvested stock options and shares of restricted Common Stock granted to Mr. Spoor were cancelled as a result of Mr. Spoor’s resignation. Mr. Spoor had a period of twelve months following his resignation to exercise all vested stock options.
Shenouda Employment Agreement. On September 26, 2017, we entered into an employment agreement with Mr. Shenouda to serve as our Executive Vice-President of Corporate Development and Chief Financial Officer for a term of three years, during which time he received a base salary of $275,000. In addition to the base salary, Mr. Shenouda was eligible to receive an annual milestone cash bonus based on the achievement of certain financial, clinical development, and/or business milestones, which milestones were established annually at the sole discretion of our Board or the Compensation Committee. Mr. Shenouda’s employment agreement provided for the issuance of stock options to purchase 10,000 shares of Common Stock, pursuant to the 2014 Plan, with an exercise price of $43.90 per share and a term of ten years. These stock options vested upon the achievement of certain strategic milestones during the year ended December 31, 2018.
Mr. Shenouda’s employment agreement was terminable by us any time, with or without Cause, as such term is defined in the agreement. If we terminated the agreement without Cause, or if the agreement was terminated due to a Change of Control, as such term is defined in the agreement, Mr. Shenouda was entitled to (i) all salary owed through the date of termination; (ii) any unpaid annual milestone bonus; (iii) severance in the form of continuation of his salary for the greater of a period of 12 months following the termination date or the remaining term of his employment agreement; (iv) payment of premiums to cover COBRA for a period of 12 months following the termination date; (v) a prorated annual bonus equal to the target annual milestone bonus, if any, for the year of termination multiplied by the formula set forth in the agreement; and (vi) immediate accelerated vesting of any unvested options or other unvested awards.

Mr. Shenouda resigned from his position as our Chief Financial Officer effective November 30, 2019. Mr. Shenouda received no additional or severance compensation and all unvested stock options and shares of restricted Common Stock granted to Mr. Shenouda were cancelled as a result of Mr. Shenouda’s resignation. Mr. Shenouda had a period of twelve months following his resignation to exercise all vested stock options.
Outstanding Equity Incentive Awards at Fiscal Year-End
The following table sets forth information regarding unexercised options, stock that has not vested and equity incentive awards held by each of the Named Executive Officers outstanding as of December 31, 2020 and 2019:
		Option Awards				Stock Awards
Current Named Executive Officers(1)	Grant date	Number of securities underlying unexercised options (#) exercisable	Equity incentive plan awards: Number of underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of Unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or Payout value of unearned shares, units or other rights that have not vested ($)
James Sapirstein	10/8/2019	—	30,000(1)	$5.60	10/7/2029	—	—	—	—
	10/8/2019	—	—	—	—	—	—	20,000(2)	11,200
	7/16/2020	—	120,000(3)	$8.50	7/15/2030	—	—	—	—
Daniel Schneiderman	1/2/2020	—	30,000(4)	$10.30	1/1/2030	—	—	—	—
	7/16/2020	—	28,500	$8.50	7/15/2030	—	—	—	—
	7/16/2020	—	3,500(4)	$8.50	7/15/2030	—	—	—	—
James E. Pennington	6/13/2019	—	11,000	$17.50	6/13/2024	—	—	—	—
	7/16/2020	—	3,000	$8.50	7/15/2030	—	—	—	—
(1)
Represents stock options issued to Mr. Sapirstein on October 8, 2019 under the terms of his employment agreement, which options will vest as follows: (i) as to 5,000 shares upon initiating our next U.S. Phase 2 clinical trial for MS1819, (ii) as to 5,000 shares upon completing the next U.S. Phase 2 clinical trial for MS1819, (iii) as to 10,000 shares upon our initiating a Phase 3 clinical trial in the U.S. for MS1819, and (iv) as to 10,000 shares upon initiating a U.S. Phase 1 clinical trial for any product other than MS1819.

(2)
Represents the restricted stock unit (“RSU”) award issued to Mr. Sapirstein on October 8, 2019 under the terms of his employment agreement, which RSU will vest as follows: (i) as to 10,000 shares upon the first commercial sale in the U.S. of MS1819, and (ii) as to 10,000 shares upon our total market capitalization exceeding $1.0 billion for 20 consecutive trading days.

(3)
Represents stock options issued to Mr. Sapirstein on July 16, 2020 under 2014 Plan, which options will vest as follows: (i) 5,000 upon initiating its next U.S. Phase 2 clinical trial MS1819, (ii) 5,000 upon completing the next U.S. Phase 2 clinical trial, (iii) 10,000 upon the Company initiating a Phase 3 clinical trial in the U.S. for MS1819, and (iv) 10,000 upon initiating a U.S. Phase 1 clinical trial for any product other than MS1819. On June 30, 2021, our Board rescinded and cancelled option grants previously made to Mr. Sapirstein on July 16, 2020 covering 90,000 shares under the 2014 Plan and granted new stock options covering 90,000 shares under the 2020 Plan on substantially similar terms to the rescinded stock options.

(4)
During the three months ended September 30, 2020, the Board approved an amended and restated option grant to Mr. Schneiderman, amending and restating a grant previously made on January 2, 2020, to reduce the amount of shares issuable upon exercise of such option to be the maximum number of shares Mr. Schneiderman was eligible to receive under the 2014 Plan on the original grant date, or 30,000 shares, due to the 2014 Incentive Plan provisions relating to the Section 162(m) limitations described above. The Board also approved the issuance of a replacement option covering the balance of shares intended to be issued at that time, or 3,500 shares. The original stock option has an exercise price of $10.30, the closing sale price of Common Stock on January 2, 2020, which was the date of its original grant, and the replacement stock option has an exercise price of $8.50, the closing sale price of the Common Stock on its date of grant. Both the original stock option and the replacement stock option vest over a term of three years, in 36 equal monthly installments on each monthly anniversary of January 2, 2020. On June 30, 2021, our Board rescinded and cancelled option grants previously made to Mr. Schneiderman on July 16, 2020 covering an aggregate of 28,500 shares under the 2014 Plan and granted new stock options covering an aggregate of 28,600 shares under the 2020 Plan on substantially similar terms to the rescinded stock options.

Related Party Transactions
Johan (Thijs) Spoor
During the year ended December 31, 2015, we employed the services of JIST Consulting (“JIST”), a company controlled by Johan (Thijs) Spoor, our former Chief Executive Officer and President, as a consultant for business strategy, financial modeling, and fundraising. Included in accounts payable at December 31, 2020 and 2019, is $0 and approximately $348,000, respectively, for JIST relating to Mr. Spoor’s services. The approximately $348,000 included in the accounts payable at December 31, 2019 has since been waived by Mr. Spoor, pursuant to a settlement and general release, effective July 9, 2020. Mr. Spoor received no other compensation from us other than as specified in his employment agreement. On October 8, 2019, Mr. Spoor resigned as our Chief Executive Officer and President, and on April 29, 2020, Mr. Spoor resigned as a member of the Board.
In June 2019, we accrued an incentive bonus in the amount of $255,000 payable to Mr. Spoor. Subsequent to Mr. Spoor’s resignation, the Compensation Committee reviewed the accrued bonus and determined that such amount was not owed, which determination is being challenged by Mr. Spoor. As a result of management’s determination, we reversed the accrual in the quarter ended December 31, 2019. As part of a settlement and general release effective July 9, 2020, Mr. Spoor waived all claims to the incentive bonus in the amount of $255,000 and also waived all claims to the amount of approximately $348,000 due to JIST Consulting, a company controlled by Mr. Spoor. Also in connection with the settlement and general release, Mr. Spoor received warrants to purchase an aggregate of 15,000 shares of Common Stock and we agreed to pay Mr. Spoor’s legal expenses in the amount of approximately $51,000.
As of December 31, 2019, Mr. Spoor was entitled to an aggregate of 24,166 shares of restricted Common Stock with an aggregate grant date fair value of approximately $856,000 that have vested but not been issued. Mr. Spoor forfeited the right to receive these shares on April 29, 2020 in connection with his resignation from the Board.
Mr. Spoor received no additional or severance compensation and all unvested stock options and shares of restricted Common Stock granted to Mr. Spoor were cancelled as a result of Mr. Spoor’s resignation.
Maged Shenouda
From October 1, 2016 until his appointment as our Chief Financial Officer on September 25, 2017, we employed the services of Maged Shenouda as a financial consultant. Included in accounts payable at December 31, 2020 and 2019 is $0 and $10,000, respectively, for Mr. Shenouda’s services. On November 1, 2019, Mr. Shenouda submitted his resignation as our Chief Financial Officer, effective November 30, 2019.
In June 2019, we accrued an incentive bonus in the amount of $100,000 payable to Mr. Shenouda. Subsequent to Mr. Shenouda’s resignation, the Compensation Committee reviewed the accrued bonus and determined that such amount was not owed, and we reversed the accrual in the quarter ended December 31, 2019. As part of a settlement and general release entered into on July 2, 2020, Mr. Shenouda waived all claims to the incentive bonus in the amount of $100,000 and we agreed to pay Mr. Shenouda a settlement sum of $15,000, which includes $10,000 due to Mr. Shenouda reflected in our accounts payable as of June 30, 2020.
Mr. Shenouda resigned from his position as our Chief Financial Officer effective November 30, 2019. Mr. Shenouda received no additional or severance compensation and all unvested stock options and shares of restricted Common Stock granted to Mr. Shenouda were cancelled as a result of Mr. Shenouda’s resignation. Mr. Shenouda has a period of twelve months following his resignation to exercise all vested stock options.
Promissory Notes, Series B Private Placement and Series B Exchange
On December 20, 2019, Edward J. Borkowski, a director, purchased a Promissory Note (the “Borkowski Promissory Note”) for an original principal amount of $100,000, together with related warrants exercisable for 5,154 shares of Common Stock at an exercise price of $10.70, pursuant to a Note Purchase Agreement by and between us and certain accredited investors. The Borkowski Promissory Note accrued interest at a rate of 9% per annum and was convertible at the option of the holder into shares of Common Stock at a price of $9.70 per share. On July 16, 2020, in connection with the Series B Private Placement and the Series B Exchange, Mr. Borkowski purchased $250,000 worth of Series B Preferred Stock and related Series B Warrants for cash, and Mr. Borkowski also exchanged the balance of his outstanding Borkowski Promissory Note of $105,128 (including outstanding principal amount and accrued and unpaid interest thereon) for approximately 13.65 shares of Series B Preferred Stock convertible into 23,060 shares of Common Stock, Series B Warrants for 6,826 shares of Common Stock and Exchange Warrants for 2,577 shares of Common Stock.
On January 3, 2020, Edmund Burke Ross, Jr., a stockholder that beneficially owned greater than 5% of our outstanding shares, purchased a Promissory Note for an original amount of $750,000, together with related warrants exercisable for 375,000 shares of Common Stock at an exercise price of $10.70, pursuant to a Note Purchase Agreement by and between us and certain accredited investors. The Promissory Note accrued interest at a rate of 9% per annum and was convertible at the option of the holder into shares of Common Stock at a price of $9.70 per share. On July 16, 2020, in connection with the Private Placement and the Exchange, Mr. Ross exchanged the balance of his outstanding Promissory Note of approximately $786,000 (including outstanding principal amount and accrued and unpaid interest thereon) for 102.06191 shares of Series B Preferred Stock convertible into 102,062 shares of Common Stock, Series B Warrants for 51,031 shares of Common Stock and Exchange Warrants for 19,329 shares of Common Stock.
On July 16, 2020, in connection with the Series B Private Placement and the Exchange, James Sapirstein, President, Chief Executive Officer and Director purchased $100,000 worth of Series B Preferred Stock and related Series B Warrants for cash. Mr. Sapirstein received approximately 12.99 shares of Series B Preferred Stock convertible into 12,987 shares of Common Stock and Series B Warrants for 6,493 shares of Common Stock.
Policy and Procedures Governing Related Party Transactions
The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.
The SEC rules define a related party transaction to include any transaction, arrangement or relationship which: (i) we are a participant; (ii) the amount involved exceeds $120,000; and (iii) executive officer, director or director nominee, or any person who is known to be the beneficial owner of more than 5% of our Common Stock, or any person who is an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our Common Stock had or will have a direct or indirect material interest.
Although we do not maintain a formal written procedure for the review and approval of transactions with such related persons, it is our policy for the disinterested members of our Board to review all related party transactions on a case-by-case basis. To receive approval, a related-party transaction must have a legitimate business purpose for us and be on terms that are fair and reasonable to us and our stockholders and as favorable to us and our stockholders as would be available from non-related entities in comparable transactions.
All related party transactions must be disclosed in our applicable filings with the SEC as required under SEC rules.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, requires our officers, directors, and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater-than-ten-percent stockholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.
Based solely upon a review of these forms that were furnished to us, we believe that all reports required to be filed by these individuals and persons under Section 16(a) were filed during the year ended December 31, 2020 and that such filings were timely, except for the following:
•	Mr. Schneiderman, our Chief Financial Officer, filed one late Form 4 reporting one transaction;
•	Mr. Burke, a beneficial owner of more than 10% of the Company’s Common Stock, filed one late Form 4 reporting two transactions;
•	Mr. Borkowski, a director, filed one late Form 4 reporting four transactions;
•	Mr. Oakes, a director, filed one late Form 4 reporting one transaction;
•	Dr. Pennington, our Chief Medical Officer, filed one late Form 4 reporting one transaction.

Report of the Audit Committee
The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.
The Audit Committee has reviewed and discussed with management and Mazars USA LLP, our independent registered public accounting firm, the audited consolidated financial statements in the First Wave BioPharma, Inc. (formerly AzurRx BioPharma, Inc.) Annual Report on Form 10-K for the year ended December 31, 2020. The Audit Committee has also discussed with Mazars USA LLP those matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301.
Mazars USA LLP also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the Audit Committee concerning independence. The Audit Committee has discussed with the registered public accounting firm their independence from our Company.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, including as set forth above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.
RESPECTFULLY SUBMITTED,

Edward J. Borkowski, Chairman
Alastair Riddell
Charles J. Casamento

PROPOSAL NO. 2: APPROVAL TO AMEND OUR CHARTER TO INCREASE
THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
BY 25,000,000 SHARES TO 50,000,000 SHARES
Overview
Our Board has approved, subject to shareholder approval, to amend our Charter to increase the number of shares of Common Stock authorized for issuance thereunder by 25,000,000 shares, from 25,000,000 shares to 50,000,000 shares. If approved by our stockholders, the amendment will become effective upon the filing of a certificate of amendment (the “Charter Amendment”) with the Delaware Secretary of State, which filing is expected to occur promptly after stockholder approval of this Proposal No. 2.
The form of amendment to our Charter relating to this Proposal No. 2 is attached to this Proxy Statement as Appendix A, subject to any changes required by applicable law. All share and per-share figures in this Proposal 2 are reflected on a post-Reverse Stock Split basis.
Purpose and Effect of the Amendment
We do not currently have a sufficient number of authorized shares of Common Stock to adequately finance the Company to cover the costs of our operations including our product development programs, business development, contractual obligations and other operating activities.
Our Charter currently authorizes us to issue a maximum of 25,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of November 5, 2021, we had 662.25 shares of preferred stock issued and outstanding, and the Charter Amendment does not affect the number of authorized shares of preferred stock. Our issued and outstanding securities, as of November 5, 2021, are as follows:
•	12,460,848 shares of Common Stock;
•
271,550 shares of Common Stock issuable upon exercise of stock options, with a weighted average exercise price of $13.45 per share, under our Amended and Restated 2014 Omnibus Equity Incentive Plan (the “2014 Plan”);

•	38,700 shares of awarded but unissued restricted stock and restricted stock units under our 2014 Plan;
•
176,246 shares of Common Stock issuable upon exercise of stock options, with a weighted average exercise price of $8.61 per share, under our Amended and Restated 2020 Omnibus Equity Incentive Plan (the “2020 Plan”);

•	823,754 shares of Common Stock available for future issuance under our 2020 Plan;
•	5,446,310 shares of Common Stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $9.74 per share;
•
712,519 shares of Common Stock issuable upon conversion of 662.25 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”), including in respect of accrued and unpaid dividends of approximately $387,000 through November 5, 2021 at a conversion price of $7.70 per share; and

•
either (x) if the holders of Series B Preferred Stock elect to exchange into our registered direct and private placement offering from January 2021, up to 731,516 additional shares of Common Stock issuable upon conversion of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and up to 731,516 shares of Common Stock issuable upon exercise of warrants or (y) if the holders of Series B Preferred Stock elect to exchange into our sale of shares of Common Stock at $3.40 per share under our At The Market Offering Agreement, dated May 26, 2021 (the “ATM Agreement”), (such price being the lowest price per share sold under the ATM Agreement to date, up to 1,613,690 additional shares of Common Stock, in each case that may be issued pursuant to an exchange right in excess of amounts currently underlying Series B Preferred Stock.

Until we have obtained approval of this Proposal No. 2, the limited number of remaining available shares of Common Stock will make it difficult or impossible for us to raise the necessary capital needed to accomplish our goals, and suggest and/or respond to capital financing proposals with potential investors. We will require substantial additional capital resources in order to conduct our operations, complete our product development programs, and meet our contractual obligations. Without substantial additional capital resources, we may need to curtail capital expenditures and reduce business development and other operating activities. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects. Because of our funding requirements, we will try to raise additional capital through public or private financings, as well as collaborative relationships, incurring debt and other available sources.
As previously disclosed in our Current Reports on Form 8-K filed September 13, 2021, and November 16, 2021, we have certain payment obligations to the former stockholders of FWB pursuant to the Merger Agreement, including additional merger consideration and accrued milestones in periodic installments of $500,000 per month payable from January 2022 through August 2022 and $1.0 million per month payable from September 2022 through July 2023, and for certain additional milestone payments contingent upon the achievement of specified development, regulatory and sales goals. We will need to raise additional capital to meet all such payment obligations, and such capital will be difficult to raise because of the limited number of remaining available authorized shares of Common Stock until we have obtained approval of this Proposal No. 2.
For further information, please refer to our Current Reports on Form 8-K filed on September 13, 2021 and November 16, 2021 and the documents filed as exhibits to such reports. The discussion herein is qualified in its entirety by reference to such documents.
The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that additional authorized shares are issued in the future, such additional issuances may decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. Holders of Common Stock have no preemptive rights and the Board has no plans to grant such rights with respect to any such shares.
The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could, within the limits imposed by applicable law, be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us.
The Board is not currently aware of any attempt to take over or acquire the Company. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the number of shares of Common Stock authorized for issuance under the Charter is not prompted by any specific effort or takeover threat currently perceived by management.
The additional shares of Common Stock to be authorized pursuant to the proposed amendment will be of the same class of Common Stock as is currently authorized under our Charter. These additional shares will be used to issue shares of our Common Stock in connection with our existing stock option and award plans. In addition, we anticipate raising additional capital through future issuances and sales of shares of our Common Stock, or securities convertible or exercisable for shares of our Common Stock, and we intend to use the additional shares of Common Stock that will be available to undertake any such issuances and sales.
Other than as described herein, we do not currently have any specific plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of any additional shares of Common Stock that may be authorized if this Proposal No. 2 to increase the number of authorized shares of Common Stock is approved by stockholders.
Required Vote and Recommendation
In accordance with our Charter and Delaware law, approval and adoption of this Proposal No. 2 requires the affirmative vote of at least a majority of our issued and outstanding voting securities. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” this Proposal No. 2.
OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF MAZARS
TO SERVE TO SERVE AS OUR REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE CURRENT FISCAL YEAR
General
Upon recommendation of the Audit Committee, the Board appointed Mazars USA LLP (“Mazars”), as our independent registered public accounting firm for the year ending December 31, 2021, and hereby recommends that the stockholders ratify such appointment. The Board may terminate the appointment of Mazars as our independent registered public accounting firm without the approval of our stockholders whenever the Board deems such termination necessary or appropriate.
Representatives of Mazars will be present at the Annual Meeting or available by telephone and will have an opportunity to make a statement if they so desire and to respond to any appropriate questions from stockholders.
Audit Fees
The following table represents fees for professional services billed by Mazars for the fiscal years ended December 31, 2020 and 2019 in relation to services rendered in connection with the audit of our consolidated financial statements and for tax services rendered with respect to tax-related compliance, advice and planning.
	For the years ended December 31,
	2020	2019
Audit fees(1)	$165,766	$124,640
Audit-related fees(2)	34,700	71,500
Tax fees(3)	27,055	31,087
All other fees(4)	—	—
Total	$227,521	$227,227
(1)	Professional services rendered by Mazars USA LLP for the audit of our annual financial statements and review of financial statements included in our Form 10-Q’s.
(2)
The aggregate fees billed for assurance and related services by Mazars USA LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Note 1 above, principally related to registration statement filings.

(3)	The aggregate fees billed for professional services rendered by Mazars USA LLP for tax compliance, tax advice, and tax planning.
(4)	The aggregate fees billed for products and services provided by Mazars USA LLP other than the services reported in Notes 1 through 3 above.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has the sole authority for the appointment, compensation and oversight of the work of our independent auditors. The Audit Committee has established a policy regarding pre-approval of all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to us by the independent auditor. However, the pre-approval requirement may be waived with respect to the provision of non-audit services for us if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied.
The Audit Committee has considered whether the provision of audit-related fees, tax fees, and all other fees as described above is compatible with maintaining Mazars USA LLP’s independence and has determined that such services for fiscal year 2020 were compatible. All such services were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act to the extent that rule was applicable.
The Audit Committee is responsible for reviewing and discussing the audited financial statements with management, discussing with the independent registered public accountants the matters required in Auditing Standards No. 16, receiving written disclosures from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence and discussing with the independent registered public accountants their independence, and recommending to our board of directors that the audited financial statements be included in our annual report on Form 10-K.

Required Vote and Recommendation
This proposal requires the affirmative (“FOR”) vote of a majority of votes cast by shares present or represented by proxy and entitled to vote at the Annual Meeting and voting affirmatively or negatively on such matter. Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this proposal. Any abstentions or broker non-votes are not counted as votes cast and will not affect the outcome of this proposal, although they will be counted for purposes of determining whether there is a quorum present.
OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL THREE.

PROPOSAL NO. 4: APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING
TO THE EXTENT THERE ARE INSUFFICIENT PROXIES AT THE MEETING
TO APPROVE ANY ONE OR MORE OF THE FOREGOING PROPOSALS.
Adjournment of the Annual Meeting
In the event that the number of shares of Common Stock present or represented by proxy at the Annual Meeting and voting “FOR” the adoption of any one or more of the foregoing proposals are insufficient to approve any such proposal, we may move to adjourn the Annual Meeting in order to enable us to solicit additional proxies in favor of the adoption of any such proposal. In that event, we will ask stockholders to vote only upon the adjournment proposal and not on any other proposal discussed in this proxy statement. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
For the avoidance of doubt, any proxy authorizing the adjournment of the Annual Meeting shall also authorize successive adjournments thereof, at any meeting so adjourned, to the extent necessary for us to solicit additional proxies in favor of the adoption of any such proposal.
Required Vote and Recommendation
This proposal requires the affirmative (“FOR”) vote of a majority of votes cast by shares present or represented by proxy and entitled to vote at the Annual Meeting and voting affirmatively or negative on such matter. Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this proposal. Any abstentions or broker non-votes are not counted as votes cast and will not affect the outcome of this proposal, although they will be counted for purposes of determining whether there is a quorum present.
OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL FOUR.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth information regarding shares of our Common Stock beneficially owned as of November 5, 2021 by:
•	each of our officers and directors;
•	all officers and directors as a group; and
•
each person known by us to beneficially own five percent or more of the outstanding shares of our Common Stock. Percentage of ownership is calculated based on 12,460,848 shares of Common Stock outstanding as of November 5, 2021.

All share figures in the table below are reflected on a post-Reverse Stock Split basis.
Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares(2)	Percent Ownership of Class(3)
Current Named Executive Officers and Directors
James Sapirstein, President and Chief Executive Officer(4)	141,156	*
Daniel Schneiderman, Chief Financial Officer(5)	29,710	*
James E. Pennington, Chief Medical Officer(6)	31,334	*
Edward J. Borkowski, Director Nominee(7)	419,049	*
Charles J. Casamento, Director Nominee(8)	25,789	*
Alastair Riddell, Director Nominee(9)	30,294	*
Vern L. Schramm, Director(10)	23,139	*
Gregory Oakes, Director Nominee(11)	9,090	*
Terry Coelho, Director Nominee(12)	19	*
All Directors, Executive Officers and Former Named Executive Officers as a group (11 persons)	709,580	5.42%
*	Less than 1%.
(1)	Unless otherwise indicated, the address of such individual is c/o First Wave BioPharma, Inc., 777 Yamato Road, Suite 502, Boca Raton, Florida 33431.
(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All entries exclude beneficial ownership of shares issuable pursuant to warrants, options or other derivative securities that have not vested or that are not otherwise exercisable as of the date hereof or which will not become vested or exercisable within 60 days of November 5, 2021.

(3)
Percentages are rounded to nearest tenth of a percent. Percentages are based on 12,460,848 shares of Common Stock outstanding. Warrants, options or other derivative securities that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

(4)
Includes (i) 61,666 shares of Common Stock issuable upon exercise of vested options, (ii) 14,555 shares of Common Stock issuable upon conversion of approximately 13.53 shares of Series B Preferred Stock, which includes issued PIK dividends through November 5, 2021, and (iii) 64,935 shares of Common Stock issuable upon exercise of warrants. Excludes (i) 88,334 shares of Common Stock issuable upon exercise of unvested options, and (ii) 20,000 shares of Common Stock issuable upon unvested Restricted Stock Units (RSUs). Pursuant to the Exchange Right, Mr. Sapirstein has the right to exchange the stated value, plus accrued and unpaid dividends, of the shares of Series B Preferred Stock beneficially owned by him for shares of Series C Preferred Stock and Investor Warrants or shares of Common Stock on a dollar-for-dollar basis.

(5)
Includes (i) 100 shares of Common Stock and (ii) 29,610 shares of Common Stock issuable upon exercise of vested options. Excludes 28,890 shares of Common Stock issuable upon exercise of unvested options.

(6)	Includes 31,334 shares of Common Stock issuable upon exercise of vested options. Excludes 27,166 shares of Common Stock issuable upon exercise of unvested options.
(7)
Includes (i) 40,977 shares of Common Stock; (ii) 307,923 shares of Common Stock issuable upon the exercise of warrants; (iii) 17,090 shares of Common Stock issuable upon exercise of vested options; (iv) 51,691 shares of Common Stock issuable upon conversion of approximately 48.04 shares of Series B Preferred Stock, which includes issued PIK dividends through November 5, 2021, and (v) 1,368 shares of Common Stock held by Mr. Borkowski’s spouse. Excludes (i) 4,500 unvested and unissued restricted shares of Common Stock; and (ii) 1,033 shares of Common Stock issuable upon exercise of unvested options. Pursuant to the Exchange Right, Mr. Borkowski has the right to exchange the stated value, plus accrued and unpaid dividends, of the shares of Series B Preferred Stock beneficially owned by him for shares of Series C Preferred Stock and Investor Warrants on a dollar-for-dollar basis.

(8)
Includes (i) 10,799 shares of Common Stock; (ii) 14,090 shares of Common Stock issuable upon exercise of vested options; and (iii) 900 shares of Common Stock held by La Jolla Lenox Trust, a family trust of which the Trustee is someone other than Mr. Casamento. Mr. Casamento and members of his immediate family are the sole beneficiaries of the trust. Excludes 75,000 shares of Common Stock issuable upon exercise of unvested options. Excludes 1,033 shares of Common Stock issuable upon exercise of unvested options.

(9)
Includes (i) 13,204 shares of Common Stock and (ii) 17,090 shares of Common Stock issuable upon exercise of vested options. Excludes (i) 3,000 unvested restricted shares of Common Stock; and (ii) 1,033 shares of Common Stock issuable upon exercise of unvested options.

(10)
Includes (i) 9,049 shares of Common Stock and (ii) 14,090 shares of Common Stock issuable upon exercise of vested options. Excludes 1,033 shares of Common Stock issuable upon exercise of unvested options.

(11)	Includes 9,090 shares of Common Stock issuable upon exercise of vested options. Excludes 1,033 shares of Common Stock issuable upon exercise of unvested options.
(12)	Includes 19 shares of Common Stock issuable upon exercise of vested options. Excludes 1,012 shares of Common Stock issuable upon exercise of unvested options.

ADDITIONAL INFORMATION
Deadline for Receipt of Stockholder Proposals for the 2022 Annual Meeting
Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals to be included in our next proxy statement must be received by our Chief Financial Officer by writing to First Wave BioPharma, Inc., Attention: Chief Financial Officer – 777 Yamato Road, Suite 502, Boca Raton, Florida 33431, no later than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Submitted proposals must comply with applicable Delaware law, the rules and regulations promulgated by the SEC and the procedures set forth in our Bylaws.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single set of our proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of our proxy materials at no charge, please notify your broker or direct a written request to First Wave BioPharma, Inc., Attention: Chief Financial Officer – 777 Yamato Road, Suite 502, Boca Raton, Florida 33431, or contact us at (561) 589-7020. We undertake to deliver promptly, upon any such verbal or written request, a separate copy of its proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact us at the above address or phone number.
Other Matters
At the date of this proxy statement, we know of no other matters, other than those described above, that will be presented for consideration at the Annual Meeting. If any other business should come before the Annual Meeting, it is intended that the proxy holders will vote all proxies using their best judgment in the interest of the Company and the stockholders.
Solicitation of Proxies
The solicitation of proxies pursuant to this proxy statement is being made by us. Proxies may be solicited, among other methods, by mail, facsimile, telephone, telegraph, Internet and in person.
The expenses of preparing, printing and distributing this proxy statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by us.
Copies of soliciting materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of Common Stock for whom they hold shares, and we will reimburse them for their reasonable out-of-pocket expenses in connection therewith.
We have also retained Alliance Advisors LLC to assist it in the solicitation of proxies. Alliance Advisors LLC will solicit proxies on behalf of us from individuals, brokers, bank nominees and other institutional holders in the same manner described above. Alliance Advisors LLC will receive a base fee of $7,500, plus approved and reasonable out of pocket expenses and additional processing fees for any call campaigns, for its services to us for the solicitation of the proxies. We have also agreed to indemnify Alliance Advisors LLC against certain claims.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING
VIRTUALLY, PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND THEN VOTE
BY INTERNET, TELEPHONE OR MAIL AS PROMPTLY AS POSSIBLE TO ENSURE THAT
YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.
BY ORDER OF THE BOARD OF DIRECTORS,

/s/ James Sapirstein
Boca Raton, Florida	JAMES SAPIRSTEIN
November 19, 2021	President, Chief Executive Officer and Chairman of the Board of Directors
If you have any questions or require any assistance in voting your shares, please call:
Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003
(833) 782-7196

Appendix A
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FIRST WAVE BIOPHARMA, INC.
First Wave BioPharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
FIRST: That a resolution was duly adopted on November 8, 2021, by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at an annual meeting of stockholders held on, December 17, 2021, in accordance with Section 242 of the General Corporation Law of the State of Delaware. The proposed amendment set forth as follows:
Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, be and hereby is amended and restated in its entirety to read as follows:
The total number of shares which the Corporation shall have authority to issue is sixty million (60,000,000) shares, of which fifty million (50,000,000) shares shall be common stock, par value $0.0001 per share, and ten million (10,000,000) shares shall be preferred stock, par value $0.0001 per share. The board of directors of the Corporation may divide the preferred stock into any number of series, fix the designation and number of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of preferred stock. The board of directors (within the limits and restrictions of the adopting resolutions) may increase or decrease the number of shares initially fixed for any series, but no decrease may reduce the number below the shares then outstanding and duly reserved for issuance.
SECOND: That said amendment will have an Effective Time of 5:00 P.M., Eastern Time, on the filing date of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this    day of   , 2021.
President and Chief Executive Officer
A-1

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FWBI2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D62704-P64275 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST WAVE BIOPHARMA, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of six director nominees, each for a term of one year	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James Sapirstein, Chairman
02) Edward J. Borkowski
03) Charles J. Casamento
04) Alastair Riddell
05) Gregory Oakes
06) Terry Coelho

The Board of Directors recommends you vote FOR the following proposals:

Sign exactly as name appears hereon. For joint accounts, all co-owners should sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date